EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Files Form 10-K for 2014

Flagstar Took Significant Steps in 2014 to Improve Operations
and Enhance Shareholder Value

Reclassifies Certain Cash Flows for 2013 and 2014; No Impact on Balance Sheet, Income Statement, Liquidity Measures, Regulatory Capital or Key Financial Ratios

TROY, Mich. March 16, 2015 - Flagstar Bancorp, Inc. (NYSE:FBC) ("Flagstar" or "the Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today announced that it has filed its Form 10-K with the Securities and Exchange Commission ("SEC") for the year ending December 31, 2014.

Alessandro P. DiNello, president and chief executive officer, said, "During the course of 2014, we made significant progress in our efforts to de-risk Flagstar’s balance sheet, improve operations, reduce expenses and refine our business strategies for future growth. We look forward to building on this momentum and continuing to grow revenue, enhancing asset quality and improving the efficiency of our operations."

Throughout 2014, Flagstar demonstrated its sustained commitment to revenue growth, solid asset quality and continued expense discipline. During 2014, Flagstar:

•	Achieved a $59.6 million increase in net interest income for the year, as compared to 2013;

•	Ended the year by achieving net income of $11.1 million in the fourth quarter of 2014, or $0.07 per diluted share;

•	Continued to improve the Company’s risk management and compliance programs;

•	Improved asset quality;

•	Completed an organizational restructuring to reduce expenses;

•	Built a more variable cost structure across the Company; and

•	Strengthened the Company’s senior leadership team with several important additions.

The Company also filed a Form 8-K today in which it reclassified the reporting of certain cash flows in its Consolidated Statements of Cash Flows for the year ended December 31, 2013 and each of the quarterly periods in the years 2013 and 2014. The reclassifications relate only to the presentation of certain cash flows among the cash flows from operating, financing and investing activities within the Consolidated Statements of Cash Flows and have no impact on the total cash flows for the periods impacted or beginning or ending cash balances for any of these periods.

The reclassifications primarily related to the reporting of certain cash flows associated with Flagstar Bank’s commercial loan sales that settled in the first quarter of 2013 and nonperforming loan sales that occurred throughout 2013 and 2014, which were presented as cash flows provided from operating activities but should have been presented as cash flows provided by investing activities. The Company has implemented and enhanced certain controls and procedures related to its financial reporting.

DiNello added, "I am pleased that Flagstar self-identified the issue and that we have already taken action to ensure that activities, including non-routine transactions, are properly classified in the Consolidated Statement of Cash Flows going forward. The reclassification relates only to reporting of the cash flow statement and has no impact on our balance sheet, income statement, liquidity measures, regulatory capital or key financial ratios. We are committed to best-in-class risk management, compliance and financial reporting processes, and have significantly upgraded our management team and enhanced our internal controls and procedures."

The Form 8-K filed today with the Securities and Exchange Commission contains additional information on the reclassification, including restated Consolidated Statements of Cash Flows for the affected periods.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $9.8 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, the largest bank headquartered in Michigan, provides commercial, small business, and consumer banking services through 107 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as through 16 retail centers in 13 states. Flagstar is the ninth largest national originator of mortgage loans and a top 20 mortgage servicer, handling payments and recordkeeping for over $75 billion of home loans for nearly 400,000 borrowers. For more information, please visit flagstar.com.

Forward Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.'s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in Flagstar Bancorp Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, which have been filed with the Securities and Exchange Commission and are available on the Company's website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Factors that could cause future results to differ materially from historical performance and these forward-looking statements include, but are not limited to, any adverse effects on our business as a result of the restatement of our Consolidated Statements of Cash Flows for certain prior periods included herein, including potential adverse regulatory consequences, negative publicity and reactions from our stockholders, creditors or others with which we do business, investor litigation, impacts on our stock price and other potential consequences; and our ability to remediate the material weakness in our internal control over financial reporting discussed herein and to implement effective internal control over financial reporting and disclosure controls and procedures in the future and the risk of future misstatements in our financial statements if we do not complete our remediation in a timely manner or if our remediation plan is inadequate. Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.